NEWS RELEASE

Contact:
Justin Gioia – (314) 342-0865
jgioia@lacledegas.com

Laclede Group Announces Strong First Nine Months Earnings

Company Also Declares Quarterly Dividend

ST. LOUIS (July 31, 2009) -- The Laclede Group, Inc. (NYSE: LG) today announced earnings results for its first nine months and third quarter of fiscal 2009, both of which ended June 30, 2009.  Additionally, the Company declared a quarterly dividend of 38 ½ cents per share on its common stock, payable October 1, 2009 to shareholders of record on September 11, 2009.

Consolidated income from continuing operations for the first nine months of fiscal 2009 demonstrated solid year-over-year growth by increasing 14 percent to $69.0 million, or $3.13 diluted earnings per share, when compared to $60.7 million, or $2.80 diluted earnings per share, for the same period last year.  This increase was principally due to the growth in earnings of Laclede Energy Resources, Inc. (LER), Laclede Group’s non-regulated natural gas commodity service provider.  The results for the first three quarters of fiscal 2008 included $2.9 million, or $0.13 diluted earnings per share, in certain tax-related benefits.

Last year’s results for the first three quarters also included the effects of the operations, and the March 31, 2008 sale, of The Laclede Group’s wholly owned subsidiary, SM&P Utility Resources, Inc. (SM&P), which contributed $0.96 diluted earnings per share in the 2008 period. As a result, Laclede Group reported total earnings of $81.5 million, or $3.76 diluted earnings per share, on an as-reported basis for the first three quarters of 2008.

Consolidated income for the three months ended June 30, 2009 was $6.9 million, or $0.31 diluted earnings per share, compared to consolidated net income of $9.3 million, or $0.42 diluted earnings per share, for the same quarter last year. A return to more seasonable weather during the just-ended quarter, as compared to significantly cooler than normal weather experienced during the same quarter in 2008, drove lower weather-related sales volumes at the Company’s regulated natural gas distribution utility.

“The operations and performance of our utility and non-regulated natural gas businesses remain strong, as we continue to improve and expand those platforms,” said Douglas H. Yaeger, chairman, president and chief executive officer of The Laclede Group.  “While third quarter earnings were lower than last year, our year-to-date earnings from continuing operations reflect year-over-year growth.  The stability of our customer base at the utility, which reflects the economic diversity and strength of our service area, provides a solid foundation for the Company.  LER complements the utility, demonstrating continued growth in sales volumes in an increasingly competitive environment, even as sales margins have begun to narrow to more traditional levels.”

RESULTS OF OPERATIONS
Laclede Energy Resources
LER reported earnings totaling $4.3 million, or $0.19 diluted earnings per share, for the fiscal 2009 third quarter, which was essentially the same as the year-ago quarter.  Earnings for the most recent quarter reflect higher sales volumes of natural gas, offset by decreased sales margins.  The lower margins were driven primarily by the construction and operation of new pipelines moving natural gas from the West to the East.

For the first three quarters of 2009, LER reported earnings of $27.5 million, an increase of $12.7 million when compared to the same nine-month period last year. This represents a contribution of $1.25 to consolidated diluted earnings per share for the period this year as compared to $0.68 per share for the comparable period last year.

LER’s higher earnings in the nine-month period reflect its strategic acquisition of additional firm pipeline transportation capacity prior to the 2008-2009 winter.  This capacity, along with lower natural gas prices, supported higher sales volumes and greater margins this year when compared to the same period last year.  Last year’s results for the nine months ending June 30 also reflected the impact of $1.4 million, or $0.07 diluted earnings per share, in certain tax-related benefits.

Laclede Gas Company
Laclede Gas Company, The Laclede Group’s core subsidiary and Missouri’s largest natural gas distribution utility, reported an earnings decrease to $2.3 million for the third quarter, compared to $5.5 million for the same quarter last year. Laclede Gas contributed $0.11 to diluted earnings per share for the third quarter of fiscal 2009 compared to $0.25 diluted earnings per share for the third quarter of fiscal 2008.  As discussed previously, the earnings results in the quarter reflected a decrease in sales volumes due to a return to near normal weather conditions during the period this year.

Laclede Gas reported lower earnings of $40.7 million for the first three quarters of fiscal 2009, compared with earnings of $46.6 million for the same period last year. The utility contributed $1.85 to consolidated diluted earnings per share for the nine-month period this year as compared to $2.15 diluted earnings per share for the comparable period last year. The decrease in earnings was primarily attributable to increased operating and maintenance expenses, partially offset by higher revenue generated by the Infrastructure System Replacement Surcharge (ISRS).  Last year’s results for the period also reflected the impact of $1.5 million, or $0.07 diluted earnings per share, in certain tax-related benefits.

Laclede Gas granted ISRS increase, to provide additional offset to increased operating and maintenance costs
On July 15, 2009, the Missouri Public Service Commission approved a $2.5 million annual increase to Laclede Gas Company’s ISRS.  The ISRS recovers a portion of the costs that Laclede Gas must incur to maintain and upgrade its distribution system and to relocate facilities in connection with local, state and federal public improvement projects and safety requirements.  The adjustment went into effect on July 16, 2009.

ABOUT THE LACLEDE GROUP
Headquartered in St. Louis, Missouri, The Laclede Group, Inc. is a public utility holding company committed to providing reliable natural gas service through its regulated core utility operations, while also engaging in non-regulated activities that provide opportunities for sustainable growth. Its subsidiary Laclede Gas Company, the regulated operations of which are included in the Regulated Gas Distribution segment, serves approximately 630,000 residential, commercial and industrial customers in the city of St. Louis, St. Louis County and nine other counties in Eastern Missouri. Laclede Group's primary non-regulated business, Laclede Energy Resources, Inc., is included in the Non-Regulated Gas Marketing segment and serves wholesale, large commercial and industrial customers throughout the Midwest. For more information about Laclede Group and its subsidiaries, visit www.thelacledegroup.com.

The Laclede Group’s earnings are seasonal in nature and generally correspond with the heating season for Laclede Gas Company, its largest subsidiary.

For additional details on The Laclede Group’s fiscal 2009 third-quarter and year-to-date results, please see the accompanying unaudited Statements of Consolidated Income.

CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION
This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-Q for the period ended March 31, 2009, filed with the Securities and Exchange Commission.

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UNAUDITED

STATEMENTS OF CONSOLIDATED INCOME

THE LACLEDE GROUP, INC.
(Thousands, Except Per Share Amounts)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008

OPERATING REVENUES
Regulated Gas Distribution	$160,332	$189,598	$958,901	$1,017,579
Non-Regulated Gas Marketing	148,442	314,646	681,071	735,831
Other	1,170	1,244	3,296	3,774
Total Operating Revenues	309,944	505,488	1,643,268	1,757,184
OPERATING EXPENSES
Regulated Gas Distribution
Natural and propane gas	87,841	112,896	656,244	713,263
Other operation expenses	33,900	34,285	110,452	108,487
Maintenance	6,659	6,543	20,454	18,592
Depreciation and amortization	9,190	8,819	27,489	26,295
Taxes, other than income taxes	13,821	14,549	60,395	60,485
Total Regulated Gas Distribution Operating Expenses	151,411	177,092	875,034	927,122
Non-Regulated Gas Marketing	141,512	308,035	637,600	714,928
Other	818	1,102	2,503	3,815
Total Operating Expenses	293,741	486,229	1,515,137	1,645,865
Operating Income	16,203	19,259	128,131	111,319
Other Income and (Income Deductions) - Net	1,331	(836)	2,317	2,889
Interest Charges:
Interest on long-term debt	6,146	4,876	18,437	14,877
Interest on long-term debt to unconsolidated affiliate trust	—	347	—	486
Other interest charges	737	1,189	4,551	7,408
Total Interest Charges	6,883	6,412	22,988	22,771
Income from Continuing Operations Before Income Taxes
and Dividends on Laclede Gas Redeemable Preferred Stock	10,651	12,011	107,460	91,437
Income Tax Expense	3,774	2,902	38,451	30,713
Dividends on Laclede Gas Redeemable Preferred Stock	—	8	15	27
Income from Continuing Operations	6,877	9,101	68,994	60,697
Income from Discontinued Operations, Net of Income Tax	—	158	—	20,819
Net Income	$6,877	$9,259	$68,994	$81,516

Average Number of Common Shares Outstanding:
Basic	21,904	21,701	21,884	21,614
Diluted	22,018	21,815	22,016	21,707

Basic Earnings Per Share of Common Stock:
Income from Continuing Operations	$0.31	$0.42	$3.15	$2.81
Income from Discontinued Operations	—	0.01	—	0.96
Net Income	$0.31	$0.43	$3.15	$3.77

Diluted Earnings Per Share of Common Stock:
Income from Continuing Operations	$0.31	$0.41	$3.13	$2.80
Income from Discontinued Operations	—	0.01	—	0.96
Net Income	$0.31	$0.42	$3.13	$3.76